Exhibit 99.1

NEWS RELEASE

Valvoline Inc.™ reports preliminary financial results for fourth quarter of fiscal 2016

November 08, 2016

Fourth Quarter Financial Highlights

•	Completed initial public offering of 34,500,000 Valvoline Inc.™ shares on September 28th at $22.00 per share, raising $759 million in equity capital; Valvoline also completes $750 million in corporate debt issuance

•	Net income of $65 million leads to earnings of $0.32 per diluted share

•	Adjusted earnings grow 4 percent to $0.29 per diluted share

•	Lubricant volumes increase 2 percent

•	Adjusted EBITDA of $111 million, an increase of 12 percent

•	Adjusted EBITDA as a percentage of sales increases 200 basis points

Fiscal 2016 Financial Highlights

•	Net Income of $273 million leads to earnings of $1.33 per diluted share

•	Adjusted earnings grow 6 percent to $1.31 per diluted share

•	Lubricant volumes increase 4 percent

•	Adjusted EBITDA of $457 million, an increase of 9 percent

•	Adjusted EBITDA as a percentage of sales increases 230 basis points

LEXINGTON, Ky. – Valvoline Inc.™ (NYSE: VVV), a leading supplier of premium branded lubricants, today announced preliminary financial results for the fourth quarter and fiscal year ended September 30, 2016.

In its first quarter as a public company, Valvoline reported increases in lubricant volumes and sales of 2 percent, or 43.5 million gallons to 44.5 million gallons and $484 million to $494 million, respectively. Net income for the quarter was $65 million, leading to earnings per diluted share of $0.32. The Company also reported a 12 percent increase in adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) and adjusted earnings per diluted share growth of 4 percent from $0.28 to $0.29.

These solid fourth quarter results were driven by growth in premium product sales, sound execution with channel partners, significant increases in same store sales and store count, and by the February acquisition of 89 Oil Can Henry’s stores. Continued volume growth in emerging markets also contributed to Valvoline’s productive quarter.

For fiscal 2016, Valvoline reported a 4 percent increase in lubricant volume to 174.5 million gallons. Net income for the year was $273 million leading to earnings per diluted share of $1.33. The Company also reported a 9 percent increase in adjusted EBITDA, reaching $457 million, and adjusted earnings per share diluted share (EPS) growth of 6 percent from $1.24 to $1.31. Sales mix was strong during the year with premium lubricant volume growing in both Core North America and Quick Lubes. Reduced product selling prices reflecting lower raw material costs offset favorable mix, leading to a 2 percent decline in sales.

Valvoline’s strategy to invest in and grow market share across its three business segments – Core North America, Quick Lubes and International – has produced strong results through enhanced distribution to retail and installer customers; 10 straight years of same-store sales growth at Valvoline Instant Oil Change (VIOC); and continued strength in international growth markets, including China, India and Mexico.

Adjusted Results and the Use of Non-GAAP Data

Certain items in this news release are presented on an adjusted basis as the Company believes this more accurately reflects the ongoing performance of the business. For a reconciliation of non-GAAP data, please refer to tables 5, 6, 7 and 8 in this news release.

For the fourth quarter of fiscal 2016, two key items produced a net favorable impact of $17 million to operating income. The first was a $23 million gain due to remeasurements of pension and other post-retirement benefit plans. The second was a $6 million reduction related to costs associated with the separation of Valvoline from Ashland. The year ago quarter included one key item, a $44 million loss on remeasurements of pension and other post-retirement benefit plans.

For fiscal 2016, the same two key items affecting fourth quarter results led to a net gain of $12 million to operating income whereas fiscal 2015 included two key items resulting in a net reduction of $60 million to operating income.

Separation from Ashland and Initial Public Offering

On September 28, 2016, Valvoline completed the initial public offering of its common stock at a price of $22.00 per share, taking the first step in separating from Ashland and establishing a new shareholder base, reflecting the midcap consumer brand nature of the business. In addition to raising $759 million in equity capital at the time of the IPO, Valvoline raised $750 million of corporate debt. Ashland continues to own 83 percent of Valvoline’s outstanding common stock.

“Our operational separation from Ashland is a seminal event in Valvoline’s 150-year history as it gives us the agility to pursue growth opportunities unique to a stand-alone company in our industry,” said Chief Executive Officer, Sam Mitchell.

“Valvoline’s strong leadership team, supported by its dedicated employees, was instrumental in ensuring a smooth transition, while delivering a record year and maintaining the strong performance needed to position the Company for future success,” Mr. Mitchell continued.

The following is a summary of key fourth quarter and fiscal 2016 financial highlights. Details on business segment financials are highlighted below.

Fourth Quarter and Fiscal 2016 Financial Overview

(in millions except per-share amounts)	Quarter Ended September 30		Year Ended September 30
	2016	2015	2016	2015
Operating Income	$118	$45	$431	$323
Key items*	17	(44)	12	(60)

Adjusted operating income*	$101	$89	$419	$383
Net income	$65	$33	$273	$196
Adjusted EBITDA*	$111	$99	$457	$421
Diluted Earnings per share (EPS)
From net income	$0.32	$0.16	$1.33	$0.96
Key items*	(0.03)	0.12	(0.02)	0.28

Adjusted EPS from net income*	$0.29	$0.28	$1.31	$1.24
Cash flows provided by operating activities	$125	$62	$311	$330
Free cash flow*	$91	$43	$245	$285

*	See Tables 5, 6, 7 and 8 for Valvoline definitions and U.S. GAAP reconciliations.

Reportable Business Segment: Fourth Quarter Fiscal 2016 Performance

“Our FY16 strategy for Valvoline focused on growing volumes across our segments, enhancing product mix, managing changes in base oil costs and driving same-store sales growth. Our fourth quarter and full year results reflect successful execution against those drivers,” said Mr. Mitchell.

Core North America

Core North America delivered volume gains in a number of its channels to market, including the Do-It-Yourself (DIY) and Heavy Duty markets. DIY was driven by expanded distribution and strong marketing and promotion campaigns, while Heavy Duty was driven by expanded distribution. Growth of branded lubricant volume was offset by lower private label volume, leading to a modest 1 percent lubricant volume decline for the segment. Sales declined 3 percent due to reduced selling prices reflecting lower raw material costs. Operating income was $42 million in both fiscal 2016 and 2015 fourth quarters.

Quick Lubes

The Quick Lubes business segment reported quarterly growth in lubricant volume, sales, and operating income of 22 percent, 19 percent and 38 percent, respectively. These results were driven by strong performances from each of the business segment’s three platforms: VIOC company operations, VIOC franchise operations and Express Care, Valvoline’s program for smaller, independent operators. Company operations generated 5.4 percent same-store sales growth, while adding 16 stores to the network. Franchise operations generated 7.4 percent same-store sales growth, while adding 21 stores to the network. The February acquisition of Oil Can Henry’s added 89 stores to the network, 47 to company operations and 42 to franchise operations. In total, VIOC added 126 stores, growing from 942 at the end of fiscal 2015 to 1,068 at the end of fiscal 2016.

	Fiscal Fourth Quarter		Fiscal Year
	Same-store sales	Store Additions	Same-store sales	Store Additions (including Oil Can Henry’s)
Company operations	5.4%	2	6.2%	63
Franchise operations	7.4%	11	8.0%	63

In addition, 19 stores were added to the Express Care platform, bringing the total number of stores in that network to 347.

Strong execution of Valvoline’s SuperPro model, our proprietary service process, providing “Quick, Easy, Trusted” service to customers, remains the key contributor to results from the Valvoline Instant Oil Change network, both company-owned and franchised units. These fourth quarter results once again reflected successful execution of that model.

International

Lubricant volume growth of 8 percent in the emerging markets was offset by softness in the mature markets of Europe and Australia, leading to 2 percent lubricant volume growth within the business segment. This compares with a strong quarter in the prior year where lubricant volume grew 15 percent year-over-year creating a challenging comparison. Sales declined 2 percent due to reduced selling prices reflecting lower raw material costs. Operating income was consistent with the prior year, as higher earnings from consolidated affiliates were offset by reduced joint venture (JV) income, which is accounted for using the equity method. Currency had no material effect to segment sales or earnings.

Equity and royalty income from unconsolidated JVs, including the Cummins JVs, totaled $3 million for the quarter, bringing the total for the full fiscal year to $19 million.

Fiscal 2016 Performance

In fiscal 2016, Valvoline posted a 4 percent lubricant volume increase as compared to fiscal 2015, a 39 percent increase in net income and a 9 percent increase to adjusted EBITDA. Sales for the year declined 2 percent.

“Valvoline delivered strong results in fiscal 2016 in what was a very demanding year for the team,” said Chief Executive Officer Sam Mitchell.

“We are now looking ahead to fiscal 2017 and laying the foundation for accelerated growth by making targeted investments in digital marketing and infrastructure, while ramping up our store growth plans.”

Fiscal 2016 lubricant volume and profit growth reflect market share gains across Core North America, driven by increased distribution and effective marketing at key retail accounts and expansion of our installer distribution network; an increase in premium product sales; strong same-store sales growth and store additions in Quick Lubes, including the Oil Can Henry’s acquisition; and, continued strong gains in select emerging markets. The Oil Can Henry’s acquisition contributed $34 million to sales and $8 million to adjusted EBITDA for the year. Currency had a negative effect to sales of $31 million and adjusted EBITDA of $4 million.

Valvoline’s balance sheet finished the year with total debt of $749 million, and $172 million of cash and cash equivalents, yielding a net debt position of $577 million. The Company’s cash position was enhanced by the underwriter’s execution of the over-allotment option of the initial public offering, which generated $94 million of proceeds. The Company generated $311 million in cash from operating activities, while making $66 million in capital investments, resulting in $245 million of free cash flow. Valvoline’s balance sheet and free cash flow profile remain strong, giving the Company flexibility to invest organically, pursue opportunistic bolt-on acquisitions and evaluate additional returns of capital to shareholders. The Company also continues to evaluate strategies to reduce risk and administrative costs of the $904 million of net unfunded pension and other post-retirement benefit obligations Valvoline assumed as part of the separation from Ashland.

Fiscal 2017 Outlook

In fiscal 2017, Valvoline anticipates delivering 2 to 3 percent lubricant volume growth with sales increasing 3 to 5 percent, driven primarily by same-store sales growth of 3 to 5 percent, increasing the number of Valvoline Instant Oil Change retail units (5-10 company owned and 15-25 franchised), growing premium lubricant sales and continued penetration of core international growth markets.

Valvoline expects adjusted EBITDA margin of 24 percent to 25 percent, which includes expected income generated from pension and other post-retirement benefit plans of $66 million, but excludes $25 million to $30 million of anticipated one-time separation-related costs. As a result, the Company expects diluted, adjusted EPS to be in the range of $1.28 to $1.38.

Capital expenditures are expected to increase in fiscal 2017 to $70 million to $80 million, supporting investments in digital marketing and infrastructure, and new store growth. Fiscal 2017 free cash flow is projected to be approximately $90 million to $100 million, which includes approximately $30 million of expected separation related cash costs.

For the fiscal 2017 first quarter, Valvoline anticipates year-over-year sales growth of 4.5 percent to 6 percent and an adjusted EBITDA margin of 23.5 to 24.5 percent, which includes $17 million of estimated net pension and other post-retirement benefit income, but does not include anticipated one-time costs related to the separation.

Conference Call Webcast

Valvoline will host a live webcast of its fourth-quarter fiscal 2016 conference call at 8 a.m. ET on Wednesday, November 9, 2016. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Initial Public Offering and Basis of Presentation

In September 2016, in connection with the IPO, Ashland Inc. contributed the capital stock of its business unit Valvoline to Valvoline Inc., which is now a controlled, public subsidiary of Ashland. Prior to this time, Ashland held substantially all of the assets and liabilities related to Valvoline’s current business.

Valvoline’s fourth quarter, year-ended September 30, 2016 and prior periods information has been prepared on a stand-alone basis, derived from Ashland’s consolidated financial statements and accounting records using the historical results of operations, and assets and liabilities attributed to Valvoline’s operations, including allocations of expenses from Ashland. The historical financial results in this release differ from the results of the Valvoline segment for the same periods previously reported by Ashland. A reconciliation between the results reported in this release and the Valvoline segment results reported by Ashland is included in table 9. Our consolidated and segment results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.

Use of Non-GAAP Measures

In addition to our net income determined in accordance with U.S. GAAP, we evaluate operating performance using certain non-GAAP measures including adjusted income measures such as EBITDA, which we define as our net income, plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization, and adjusted EBITDA, which we define as EBITDA adjusted for losses (gains) on pension and other postretirement plans remeasurement, net gain (loss) on acquisitions and divestitures, impairment of equity investment and separation costs. These measures are not prepared in accordance with U.S. GAAP. Management believes the use of non-GAAP measures on a combined and reportable segment basis assists investors in understanding the ongoing operating performance of our business by presenting comparable financial results between periods. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA and adjusted EBITDA. EBITDA and adjusted EBITDA provide a supplemental presentation of our operating performance on a combined and reportable segment basis. We have also given prospective guidance using non-GAAP measures, determined in the same way described above, but have decided it is not practicable to reconcile that information.

We use free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures from operating cash flows, we are able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders, as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash available to capital providers. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as allocated costs. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Our results of operations are presented based on our management structure and internal accounting practices. The structure and practices are specific to us; therefore, our financial results and free cash flow are not necessarily comparable with similar information for other comparable companies. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, or more meaningful than, cash flows provided by operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on cash flows provided by operating activities as determined in accordance with U.S. GAAP and use free cash flow only as a supplement.

About ValvolineTM

Valvoline Inc. (NYSE:VVV) is a leading worldwide producer and distributor of premium-branded automotive, commercial and industrial lubricants and automotive chemicals. In 2016, it ranks as the #2 quick-lube chain by number of stores and #3 passenger car motor oil in the Do-It-Yourself market by volume brand in the United States. The brand operates and franchises approximately 1,068 Valvoline Instant Oil ChangeSM centers in the United States. It also markets ValvolineTM lubricants and automotive chemicals; MaxLifeTM lubricants created for higher-mileage engines, SynPowerTM synthetic motor oil; and ZerexTM antifreeze. Visit www.valvoline.com to learn more.

C-VVV

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Valvoline™ has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. In addition, Valvoline™ may from time to time make forward-looking statements in its annual report, quarterly reports and other filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications.

These forward-looking statements are based on Valvoline’s current expectations and assumptions regarding, as of the date such statements are made, Valvoline’s future operating performance and financial condition, including Valvoline’s separation from Ashland (the “separation”), the expected timetable for Ashland’s spin-off of its remaining Valvoline common stock to Ashland shareholders (the “spin-off”) and Valvoline’s future financial and operating performance, strategic and competitive advantages, leadership and future opportunities, as well as the economy and other future events or circumstances. Valvoline’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: demand for Valvoline’s products and services; sales growth in emerging markets; the prices and margins of Valvoline’s products and services; the strength of Valvoline’s reputation and brand; Valvoline’s ability to develop and successfully market new products and implement its digital platforms; Valvoline’s ability to retain its largest customers; potential product liability claims; achievement of the expected benefits of the separation; Valvoline’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Valvoline’s future cash flows, results of operations, financial condition and Valvoline’s ability to repay debt) and other liabilities; operating as a stand-alone public company; Valvoline’s ongoing relationship with Ashland; failure, caused by Valvoline, of Ashland’s spin-off of Valvoline common stock to Ashland shareholders to qualify for tax-free treatment, which may result in significant tax liabilities to Ashland for which Valvoline may be required to indemnify Ashland; and the impact of acquisitions and/or divestitures Valvoline has made or may make (including the possibility that Valvoline may not realize the anticipated benefits from such transactions). These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this news release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although Valvoline believes that the expectations reflected in these forward-looking statements are reasonable, Valvoline cannot guarantee future results, level of activity, performance or achievements. In addition, neither Valvoline nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Valvoline or any other person that Valvoline will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date of this news release. Except as required by law, Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Please see the Risk Factors Section of Valvoline’s Registration Statement on Form S-1 filed with the SEC, which is available on Valvoline’s website at http://investors.valvoline.com or on the SEC’s website at http://www.sec.gov for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties. All forward-looking statements attributable to Valvoline are expressly qualified in their entirety by these cautionary statements as well as others made in this news release, and hereafter in Valvoline’s other SEC filings and public communications. You should evaluate all forward-looking statements made by Valvoline in the context of these risks and uncertainties.

Financial results are preliminary until Valvoline’s Form 10-K is filed with the SEC.

TM Trademark, Valvoline or its subsidiaries, registered in various countries

SM Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Jason L. Thompson	Sara K. Stensrud
+1 (859) 357-2158	+1 (859) 357-3078
jlthompson@valvoline.com	sstensrud@valvoline.com